Exhibit 99.1
Press Release
For Immediate Release
Beazer Homes Announces Closing of Offerings and
Redemption of Senior Notes due 2011
Atlanta, Ga., January 12, 2010 - Beazer Homes USA, Inc. (NYSE:BZH) (www.beazer.com) announced today the closing of its concurrent underwritten public offerings of 22,425,000 shares of its common stock and $57.5 million aggregate principal amount of its 7 1/2% Mandatory Convertible Subordinated Notes due 2013, which included the full exercise of the underwriters’ over-allotment option for each offering. The Company received net proceeds of $153,772,250 from the offerings, after underwriting discounts and commissions.
In addition, on January 7, 2010, the Company called for the full redemption of its 8 5/8% Senior Notes due 2011. The Company will use the net proceeds from the offerings to replenish funds used to redeem its Senior Notes and for other general corporate purposes including, without limitation, funding (or replenishing cash that has been used to fund) repurchases of Company indebtedness.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Copies of the prospectus related to this offering may be obtained from the following: Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (Attention: Prospectus Department; Telephone: (800) 831-9146; E-mail: batprospectusdept@citi.com) or Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010 (Telephone: (800) 221-1037).
Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with continuing operations in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New Mexico, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.”
CONTACT: Beazer Homes USA, Inc.
Jeff Hoza
Vice President, Treasurer
770-829-3700
jhoza@beazer.com